Exhibit 23.3

CONSENT OF RESOURCE DEVELOPMENT ASSOCIATES INC.

We hereby consent to the references to our name and to the incorporation by reference of any mineral resource and other analyses performed by us in our capacity as an independent consultant to Bunker Hill Mining Corp. (the “Company”) (including the S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur d’Alene Mining District, Shoshone County, Idaho, USA), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, in this Registration Statement on Form S-8 (the “Registration Statement”) or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

Yours truly,

/s/ Resource Development Associates Inc.
November 6, 2023